Exhibit 10.1

TRANSFERABLE (US)

THE TIMKEN COMPANY

Nonqualified Stock Option Agreement
    WHEREAS, _______ (the “Optionee”) is an employee of The Timken Company (the “Company”); and
WHEREAS, the Company hereby grants the Option Rights, evidenced by this Nonqualified Stock Option Agreement (this “Agreement”), effective as of __________, 20__ (the “Date of Grant”); and
    WHEREAS, the Option Rights evidenced hereby are intended to be nonqualified Option Rights and shall not be treated as Incentive Stock Options.
NOW, THEREFORE, pursuant to the Company’s 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Plan”), and subject to the terms and conditions thereof, in addition to the terms and conditions of this Agreement, the Company confirms to the Optionee the grant of (i) nonqualified Option Rights (the “Option”) to purchase _____ Common Shares at the exercise price of __________ per Common Share (the “Option Price”) which represents the Market Value per Share on the Date of Grant. The Company agrees to cause certificates for any Common Shares purchased hereunder to be delivered to the Optionee upon payment of the Option Price in full, subject to the terms and conditions of the Plan, in addition to the terms and conditions of this Agreement.
1.Four-Year Vesting of Option.

(a)Normal Vesting: Unless terminated as hereinafter provided, the Option shall be exercisable to the extent of one-fourth (1/4th) of the Common Shares covered by the Option after the Optionee shall have been in the continuous employ of the Company or a Subsidiary for one full year from the Date of Grant and to the extent of an additional one-fourth (1/4th) of the Common Shares covered by the Option after each of the next three successive years during which the Optionee shall have been in the continuous employ of the Company or a Subsidiary. For the purposes of this Agreement, the continuous employment of the Optionee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of his employment among the Company and its Subsidiaries.

(b)Vesting Upon Retirement: If the Optionee retires before the fourth anniversary of the Date of Grant, then the Optionee’s Option shall become nonforfeitable in accordance with the terms and conditions of, and over the time period described in, Section 1(a) as if the Optionee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the date of the fourth anniversary or the occurrence of an event referenced in Section 2, whichever occurs first. For purposes of this Agreement, “retires” or “retirement” shall mean: (i) the Optionee’s voluntary termination of employment, with the consent of the Board or the Committee, at or after the Optionee has reached age 55 and has accrued at least 15 years of continuous employment with the Company or a Subsidiary, or (ii) the Optionee’s voluntary termination at or after age 62.

(c)To the extent that the Option shall have become exercisable in accordance with the terms of this Agreement, it may be exercised in whole or in part from time to time thereafter.

2.Accelerated Vesting of Option. Notwithstanding the provisions of Sections 1(a) or 1(b) hereof, the Option may become exercisable earlier than the time provided in such sections if any of the following circumstances apply:

(a)Death or Disability: The Option shall become immediately exercisable in full if the Optionee should die or become permanently disabled while in the employ of the Company or any Subsidiary. For purposes of this Agreement, “permanently disabled” shall mean that the Optionee has qualified for long-term disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

(b)Change in Control:

(i)Upon a Change in Control occurring during the four-year period described in Section 1(a) above while the Optionee is an employee of the Company or a Subsidiary, to the extent the Option has not been forfeited, the Option shall become immediately exercisable in full, except to the extent that a Replacement Award is provided to the Optionee for such Option.

(ii)For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of stock options, (B) that have a value at least equal to the value of the Option, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if the Optionee is subject to U.S. federal income tax under the Code, are not less favorable to the Optionee than the tax consequences of the Option, (E) that vests in full upon a termination of the Optionee’s employment with the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”) for Good Reason by the Optionee or without Cause (as defined in Section 2(d)) by the Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to the Optionee than the terms and conditions of the Option (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Option if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 2(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)For purposes of Section 2(b)(ii), “Good Reason” will be defined to mean: a material reduction in the nature or scope of the responsibilities, authorities or duties of the Optionee attached to the Optionee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of the Optionee’s principal office immediately prior to the Change in Control, or a material reduction in the Optionee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason, the Optionee gives notice to the Company or the Successor of the occurrence of such event and the Company or the Successor fails to cure the event within 30 days following the receipt of such notice.

(c)Divestiture: The Option shall become immediately exercisable in full if the Optionee’s employment with the Company or a Subsidiary terminates as the result of a divestiture. For the purposes of this Agreement, the term “divestiture” shall mean a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which the Optionee performs a majority of the Optionee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.

(d)Termination Without Cause: If (i) the Optionee’s employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary other than for Cause (a “Termination Without Cause”) and (ii) the Optionee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of the Optionee’s termination of employment that provides for severance pay calculated by multiplying the Optionee’s base compensation by a specified severance period, then the Option shall be exercisable with respect to the total number of Common Shares that would have been exercisable under the provisions of Section 1(a) hereof if the Optionee had remained in the employ of the Company through the end of the severance period. For purposes of this Agreement, “Cause” shall mean: an intentional act of fraud, embezzlement or theft in connection with the Optionee’s duties with the Company or a Subsidiary (or the Successor, if applicable); (ii) an intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary (or the Successor, if applicable); (iii) an intentional, wrongful engagement in any competitive activity that would constitute a material breach of the Optionee’s duty of loyalty to the Company or a Subsidiary (or the Successor, if applicable); (iv) the willful misconduct in the performance of the Optionee’s duties to the Company or a Subsidiary (or the Successor, if applicable); or (v) gross negligence in the performance of the Optionee’s duties to the Company or a Subsidiary (or the Successor, if applicable). No act, or failure to act, on the part of the Optionee shall be deemed “intentional” unless done or omitted to be done by the Optionee not in good faith and without reasonable belief that the Optionee’s action or omission was in or not opposed to the best interest of the Company or a Subsidiary (or the Successor, if applicable); provided, that for any Optionee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement.

3.    Termination of Option. The Option shall terminate automatically and without further notice on the earliest of the following dates:

(a)thirty days after the date upon which the Optionee ceases to be an employee of the Company or a Subsidiary, unless (i) the cessation of his employment (A) is a result of his death, permanent disability, retirement, or early retirement or (B) follows a Change in Control, a divestiture, or a Termination Without Cause, or (ii) the Optionee continues to serve as a director of the Company following the cessation of his employment;

(b)three years after the date upon which the Optionee ceases to be an employee of the Company or a Subsidiary following (i) a Change in Control, (ii) a divestiture, or (iii) a Termination Without Cause;

(c)three years after the date upon which the Optionee ceases to be an employee of the Company or Subsidiary as a result of early retirement. For purposes of this Agreement, “early retirement” shall mean the Optionee’s voluntary termination of employment, without the consent of the Board or the Committee, at or after the Optionee has reached age 55 and has accrued at least 15 years of continuous employment with the Company or a Subsidiary, but before the Optionee has reached age 62;

(d)five years after the date upon which the Optionee ceases to be an employee of the Company or a Subsidiary (i) as a result of his death, or (ii) as a result of his permanent disability;

(e)five years after the date upon which the Optionee ceases to be a director of the Company if he continues to serve as a director of the Company following the cessation of his employment other than as a result of his retirement with the Company’s consent; or

(f)ten years after the Date of Grant. (By way of illustration, if (i) the Optionee remains an employee of the Company or a Subsidiary until the ten-year anniversary of the Date of Grant, or (ii) the Optionee ceases to be an employee of the Company or a Subsidiary as a result of his retirement, the Option shall terminate automatically and without further notice ten years after the Date of Grant.)

    In the event that the Optionee shall intentionally commit an act that the Committee determines to be materially adverse to the interests of the Company or a Subsidiary, the Option shall terminate at the time of that determination notwithstanding any other provision of this Agreement to the contrary.
4.Payment of Option Price. The Option Price shall be payable (a) in cash in the form of currency or check or other cash equivalent acceptable to the Company, (b) by transfer to the Company of nonforfeitable, unrestricted Common Shares that have been owned by the Optionee for at least six months prior to the date of exercise, (c) subject to any conditions or limitations established by the Committee, the Company’s withholding Common Shares otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement, or (d) by any combination of the methods of payment described in Sections 4(a), 4(b) and 4(c) hereof. Nonforfeitable, unrestricted Common Shares that are transferred by the Optionee in payment of all or any part of the Option Price and Common Shares withheld by the Company shall be valued on the basis of their Market Value per Share. Subject to the terms and conditions of Section 7 hereof and Section 12 of the Plan, and subject to any deferral election the Optionee may have made pursuant to any plan or program of the Company, the Company shall cause certificates for any shares purchased hereunder to be delivered to the Optionee upon payment of the Option Price in full.

5.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law. To the extent that the Ohio Securities Act shall be applicable to the Option, the Option shall not be exercisable unless the Common Shares or other securities covered by the Option are (a) exempt from registration thereunder, (b) the subject of a transaction that is exempt from compliance therewith, (c) registered by description or qualification thereunder or (d) the subject of a transaction that shall have been registered by description thereunder.

6.Transferability and Exercisability.

(a)Except as provided in Section 6(b) below, the Option, including any interest therein, shall not be transferable by the Optionee except by will or the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Optionee only by him or, in the event of his legal incapacity to do so, by his guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

(b)Notwithstanding Section 6(a) above, the Option may be transferable by the Optionee, without payment of consideration therefor, to any family member of the Optionee (as defined in Form S-8), or to one or more trusts established solely for the benefit of such members of the immediate family or to partnerships in which the only partners are such members of the immediate family of the Optionee; provided, however, that such transfer will not be effective until notice of such transfer is delivered to the Company; and provided, further, however, that any such transferee is subject to the same terms and conditions hereunder as the Optionee.

7.Adjustments. Subject to Section 12 of the Plan, the Committee shall make any adjustments in the Option Price and the number or kind of shares of stock or other securities covered by the Option, and in other terms and provisions, that the Committee shall determine to be equitably required to prevent any dilution or expansion of the Optionee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 7(a) or 7(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of the Optionee’s rights under this Agreement such alternative consideration (including cash) as the Committee shall determine in good faith to be equitable under the circumstances.
8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any delivery of Common Shares to the Optionee, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such delivery that the Optionee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.  The Optionee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Common Shares delivered to the Optionee. Any Common Shares so withheld shall be credited against such withholding requirements at the market value of such shares on the date of such withholding.

9.Detrimental Activity and Recapture.

(a)In the event that, as determined by the Committee, the Optionee shall engage in Detrimental Activity during employment with the Company or a Subsidiary, the Option will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement. Nothing in this Agreement prevents the Optionee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

(b)If a Restatement occurs and the Committee determines that the Optionee is personally responsible for causing the Restatement as a result of the Optionee’s personal misconduct or any fraudulent activity on the part of the Optionee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the Option (and the Common Shares underlying the Option) awarded to the Optionee for some or all of the years covered by the Restatement. The amount of the Option (and the Common Shares underlying the Option) recovered by the Company shall be limited to the amount by which such Option (and the Common Shares underlying the Option) exceeded the amount that would have been awarded to the Optionee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 9(b) by: (i) seeking repayment from the Optionee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to the Optionee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the Optionee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years beginning with the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

10.Clawback. Notwithstanding anything to the contrary, if the Optionee breaches any of the Optionee’s obligations under any non-competition or other restrictive covenant agreement that the Optionee has entered into with the Company or a Subsidiary, including the Nondisclosure and Assignment Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”), to the extent permissible by local law, the Optionee shall forfeit any portion of the Option that has not become exercisable and any portion of the Option that has become exercisable, but has not yet been exercised. In addition, in the event that the Optionee breaches the Non-Competition Agreement, if the Company shall so determine, the Optionee shall, promptly upon notice of such determination, (a) return to the Company all of the Common Shares that the Optionee has not disposed of that were issued upon exercise of any portion of the Option that became exercisable pursuant to this Agreement, and (b) with respect to any Common Shares so issued upon exercise under this Agreement that the Optionee has disposed of, pay to the Company in cash the difference between the Option Price and the aggregate Market Value per Share of those Common Shares on the date of exercise, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Optionee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.

11.No Right to Future Awards or Continued Employment. This Option is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This Option and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give the Optionee any right to continue employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the Optionee.

12.Relation to Other Benefits. Any economic or other benefit to the Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
13.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Optionee with respect to the Option without the Optionee’s consent.

14.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

15.Processing of Information. Information about the Optionee and the Optionee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Optionee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within the Optionee’s country or elsewhere, including the United States of America. The Optionee consents to the processing of information relating to the Optionee and the Optionee’s participation in the Plan in any one or more of the ways referred to above.

16.Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

17.Relation to Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

This Agreement is executed by the Company on this ____ day of __________, 20__.

THE TIMKEN COMPANY

By ___________________________________
Carolyn Cheverine
Executive Vice President, General Counsel
and Secretary

The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement and accepts the Option granted hereunder, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.
Optionee: __________________________
Date: ______________________________

Exhibit A

Non-Disclosure and Assignment Agreement
THE TIMKEN COMPANY
NONDISCLOSURE AND ASSIGNMENT AGREEMENT

As of the date of my electronic acceptance, I am entering into this Nondisclosure and Assignment Agreement (“Agreement”) with The Timken Company and those companies and entities that directly or indirectly control, are controlled by, or are under common control with The Timken Company (the “Company”).
To aid understanding and to avoid unnecessary repetition of text, this Agreement assigns special meanings to certain terms and concepts. The defined terms and concepts are represented by capitalized words. The meanings are given in sections 5 and 15.
Reasons for Agreement
During the course of my employment with the Company, I will be given access to Trade Secrets and Confidential Information. Maintaining the secrecy of this information is essential for carrying out the Company’s business in a highly competitive industry. I may also create, improve, or maintain goodwill with the Company’s customers and business partners.
The Company will provide me with formal and informal training related to the Company, its products, and its processes.
In addition, while I am employed by the Company I may invent, create and review inventions and copyrightable material. It is essential that the Company be assured of its rights with respect to inventions, copyrightable material, and similar intellectual property.
Consideration
I am entering this Agreement in consideration of one or more of (i) my new or continuing employment with the Company, (ii) my access to Trade Secrets, (iii) the training which I have and will receive from the Company; and (iv) any cash or equity grant under any Company incentive plan.
Agreement
The Company and I agree as follows:
1.
Nondisclosure and Non-Use of Confidential Information.
During my employment with the Company, I shall use the Company’s Confidential Information only in the conduct of the Company’s business or as expressly authorized by the Company in advance and in writing, and I shall do what is reasonably necessary to prevent actual and threatened unauthorized use, disclosure, or misappropriation of the Company’s Confidential Information.
Following my Separation, I shall not use or disclose the Company’s Confidential Information without the express, written consent of the Company. For Trade Secrets, this obligation will apply everywhere and will continue for so long as the particular Trade Secret remains a Trade Secret. For all other Confidential Information, this obligation will apply in those geographic regions in which unauthorized use or disclosure could harm the Company’s existing or potential business interests, and will continue for the maximum time period permissible under applicable state law or until the information is generally known to the public, whichever is sooner.
I acknowledge that disclosure of the Company’s Confidential Information or Trade Secrets would unfairly harm the Company and that once such information is disclosed, even to a person or entity that is not a competitor of the Company, disclosure to a competitor of the Company might follow. Therefore, I acknowledge that the restrictions in this Agreement are fair and reasonable and will not unreasonably limit my ability to gain subsequent employment.

I further acknowledge that the prohibitions in this section 1:
A.    do not apply to Confidential Information after it has become generally known in the industry in which the Company conducts its business, unless the disclosure resulted from my wrongful conduct;
B.    do not prohibit me from using the general skills and know-how acquired during and prior to my employment by the Company that do not involve the use or disclosure of Confidential Information; and
C.    will not unreasonably restrict me from describing my employment history and duties for work search or other purposes.
2.     Return of Materials.
Upon my Separation, or upon request by the Company, I agree:
A.    to immediately return to the Company all copies of documents, records, materials, and devices belonging or relating to the Company (except my own personnel and wage and benefit materials relating solely to me); and
B.    to allow a representative of the Company to inspect my own personal computing devices (such as personal computers, backup hard drives, thumb drives, USB devices, cloud storage utilities, and mobile telephones) and to destroy Company material maintained on those personal computing devices if the Company has a reasonable belief that such material is present on those devices, except where and to the extent restricted by law.

3.    Obligations Regarding Developments.
A.    I shall keep and maintain adequate and current written records of all Developments that I conceive, author, or develop, either individually or with others, during my employment with the Company. These records may be in the form of notes, sketches, drawings, or any other format that the Company may specify. These records will be available to and remain the sole property of the Company at all times.
B.    I shall promptly and fully disclose to the Company in writing all Developments that I conceive, author, or develop, either individually or with others, during my employment or during the one-year period following my Separation.
C.    All Company Developments will be the sole and exclusive property of the Company. I shall assign and hereby assign to the Company all right, title and interest in all Company Developments. The Company may, at its option, have me assign all right, title, and interest in any Company Developments to a third party instead of to the Company.
D.    All Company Developments that are copyrightable will be considered “work(s) made for hire” as that term is defined by U.S. Copyright Law. If a court of competent jurisdiction determines that any such Company Development is not a work made for hire, I shall assign and hereby assign to the Company all right, title, and interest in such Company Development to the Company to the extent permitted by law.
E.    I shall furnish such information and assistance as the Company may reasonably request for obtaining, perfecting, assigning, and maintaining domestic and foreign patents, copyright registrations, and other intellectual property rights for all Developments that I am obligated to transfer to the Company under this Agreement. That assistance could include reviewing and executing applications or documents necessary for the Company to obtain, perfect, assign, and maintain those intellectual property rights and to effect the transfer of ownership to the Company. I shall provide this information and assistance without charge for my services, but I understand that I shall be entitled to reimbursement of my reasonable out-of-pocket expenses and that the Company will be responsible for all costs and expenses associated with actions described in this section.

F.     I shall promptly and fully disclose in writing to the Company all Developments that I conceive, author, or develop, either individually or with others, during the one-year period following my Separation, that would have been Company Developments had I remained employed by the Company. I understand that these Developments are presumed to have been conceived during my employment by the Company and, unless otherwise proven, will be the exclusive property of the Company and subject to the assignment obligations of sections 3.C and 3.D.
G.     If I will be employed in California[1], Illinois[2], Kansas[3], Minnesota[4], Washington[5], or any other state requiring notice, I am given notice and understand that the assignment obligations under this section 3 will not apply to inventions that I can prove were created entirely on my own time and without any equipment, supplies, facilities, Company Developments, Confidential Information or Trade Secrets.
4.    No Restrictions.
I affirm to the Company that I have no legal obligations that would prevent the Company from fully exploiting the Developments that I am obligated to transfer to the Company under this Agreement or prevent me from complying with my obligations under this Agreement, and that I have not taken and I will not take any action that will reduce the value of the rights transferred to the Company under this Agreement.
5.    Restriction on Unfair Competition.
A.    If, during the two years preceding my Separation, a Customer purchased or obtained a Supported Product through me or through any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation I shall not provide, sell, or solicit the sale of a Competing Product to that Customer.
B.    If, during the two years preceding my Separation, a Customer purchased or obtained a Supported Product through me or through any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation I shall not engage in any Activity as part of or in support of providing, selling, or soliciting the sale of a Competing Product to that Customer.
C.    If, during the two years preceding my Separation, I created, learned, or reviewed confidential or trade secrets of a Customer, then for two years following my Separation I shall not provide, sell, or solicit the sale of a Competing Product to that Customer.
D.    If, during the two years preceding my Separation, I created, learned, or reviewed confidential or trade secrets of a Customer, then for two years following my Separation I shall not engage in any Activity as part of or in support of providing, selling, or soliciting the sale of a Competing Product to that Customer.
E.    If, during the two years before my Separation, a Supported Product was sold or solicited for sale into a Territory by me, or any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, then for two years following my Separation, I shall not engage in any Activity as part of or in support of developing, designing, testing, or producing a Competing Product for sale into that Territory.
F.    If, during the two years before my Separation, a Supported Product was sold or solicited for sale into a Territory by the Company, then for two years following my Separation, I shall not engage in any Activity as part of or in support of developing, designing, testing, or producing a Competing Product for sale into that Territory.
G.    This section 5 will not apply if my work for the Company is principally performed in California, Oklahoma, or North Dakota. If my duties for the Company are principally performed in Colorado, section 5 will apply to me only if I was engaged as an officer, executive, or management personnel, or as professional staff to any Company officer, executive, or management personnel.

_____________________________
[1]California Labor Code §§2870-2872.
[2] 765 ILCS 1060/2, Ch. 140, par. 302, sec. 2.
[3] Kansas Statutes 44-130.
[4] Minnesota Statutes 181.78.
[5] Washington Statutes 49.44.140

H.    Defined Terms.
“Activity” means an activity or service of the type that, during the two years preceding my Separation, was performed for the benefit of the Company by me or any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor.
“Competing Product” means any product or service that is sold or provided in competition with a Supported Product.
“Customer” means any person or company, including all related affiliates that purchased or received a product or service from the Company during the two years preceding my Separation.
“Supported Product” means any product or service that, during the two years preceding my Separation, was designed, produced, marketed, sold, or supported by me, or by any individual or business unit that I managed, directed, supervised, or supported with other than clerical, menial, or manual labor, as well as any product or service about which I, as part of my duties for the Company, learned, created, or reviewed any Confidential Information or Trade Secret.
“Territory” means a county within the United States of America, or a city, town, or other municipality in any foreign nation, in which Company sold or provided more than $500,000 (USD) in the aggregate worth of products or services in the two years preceding my Separation.
6.     Non-Solicitation of Employees.
During my employment with the Company, and for two years following my Separation I shall not, directly or indirectly, on my own behalf or in conjunction with any person or legal entity, attempt to recruit, solicit, or induce any non-clerical employee of the Company to terminate his or her employment relationship with the Company.
7.    Injunctive Relief.
I understand that irreparable and incalculable injury might result to the Company if I breach my obligations under this Agreement. I therefore agree that if I take any action that would constitute or could reasonably lead to a breach of my obligations, the Company will be entitled to an injunction restraining me and any other person for or with whom I may be acting from further breach of such obligations. This right to injunctive relief is in addition to any other remedies to which the Company may be entitled, such as an order of specific performance or money damages.
8.    Not an Employment Agreement.
I understand that this Agreement does not obligate the Company to continue to employ me for any particular period. Nothing in this Agreement affects my status as an “at will” employee of the Company, which permits me or the Company to terminate my employment at any time for any reason or no reason at all.

9.    Authorized Disclosure of Trade Secrets and Confidential Information.
A. Nothing in this Agreement supersedes, conflicts with, or otherwise alters my obligations, rights, or liabilities created by existing statute or Executive order relating to:
(i)    classified information of the United States Government;
(ii)    communications to the United States Congress;
(iii)    the reporting to an Inspector General of the Government of the United States of mismanagement, gross waste of funds, abuse of authority, substantial and specific danger to public health or safety, or a violation of any law, rule, or regulation; or
(iv)    any other protection provided by US governmental agencies or authorities relating to such communication or reporting.
B.    Under certain circumstances, I am immunized against criminal and civil liability under federal or state trade secret laws if I disclose a Trade Secret for the purpose of reporting a suspected violation of law. Immunity is available if I disclose a Trade Secret in either of these two circumstances:
(i)    I disclose the Trade Secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or
(ii)    I disclose the Trade Secret in the complaint or other documents filed in a legal proceeding, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

C. This section 9 is intended to comply with the notification requirements of the Defend Trade Secrets Act of 2016. This section 9 is also intended to comply with the notification requirements of any current or future act or statute that provides for rights or obligations when an employee reports to governmental agencies or authorities.
10.    Binding Effect.
My obligations under this Agreement continue throughout my entire employment by the Company, and certain obligations will survive and continue after my Separation. This Agreement binds my heirs, executors, administrators, legal representatives, and assigns and inures to the benefit of the Company and its successors and assigns.
11.    Entire Agreement; Modifications; Waiver.
This Agreement defines the entire agreement and understanding between the Company and me concerning its subject matter and supersedes all other previous or contemporaneous agreements or understandings, whether written or oral, between the Company and me concerning such subject matter, except that if I have signed any other agreements with the Company, this Agreement will supplement, and will not supersede or extinguish any of those agreements. This Agreement may not be modified orally. The waiver by any party of the breach of any covenant or provision in this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.
12.    Invalidity of any Provision.
If any provision of this Agreement is determined by a court or tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, then that portion will be considered to be removed from this Agreement and, if legally possible, the Company and I agree to replace it with a provision that achieves our original intentions. In any event, the determination that any provision is illegal, invalid, or unenforceable will not affect the validity of the remainder of this Agreement.
13.    Applicable Law and Venue.
The Defend Trade Secrets Act will control all aspects of trade secrets and confidential information. Otherwise, this Agreement will be governed by and construed in accordance with the laws of the State of Ohio without regard to its choice of law rules. Any dispute relating to this Agreement will be resolved by the state and federal courts serving Stark County, Ohio, and I submit to the jurisdiction of those courts.

14.    Interpretation.
This Agreement is to be interpreted fairly in accordance with its plain meaning, and not by applying the rule of construction that would favor the non-drafter. The words “include,” “includes”, “including” and “such as” should be read as if they were followed by “without limitation” or similar phrase, unless the accompanying text or context clearly requires otherwise.
15. Definitions.
“Company Development” means any Development that I conceive, author, or develop, either individually or with others, during my previous or future employment by the Company, whether or not it is capable of being patented or registered, if the Development meets any of the following criteria:
(i)    the Development relates to the Company’s current or contemplated business or activities;
(ii)    the Development relates to the Company’s actual or demonstrably contemplated research or development;
(iii)    the Development results from any work I perform for the Company;
(iv)    the Development involves the use of the Company’s equipment, supplies, facilities, Confidential Information, or Trade Secrets;
(v)    the Development results from or is suggested by any project specifically assigned to me or any work done by the Company or by a third party at the Company’s request; or
(vi)    the Development results from my access to any of the Company’s Confidential Information or Trade Secrets.
“Confidential Information” means information that meets the following three criteria:
(i) the information is possessed by or developed for the Company and relates to the Company’s existing or potential business or technology;
(ii) the information is generally not known to the public; and
(iii) the Company seeks to protect the information from disclosure to others.
Information can be Confidential Information whether it is retained in human memory, embodied on a tangible medium such as paper, or stored or displayed electronically or by other intangible means.
Confidential Information includes information received by the Company from others which the Company is obligated to treat as confidential, including information obtained in connection with client engagements and other collaborative arrangements.
Confidential Information may include a Trade Secret (defined below), but Trade Secrets are treated differently in some respects in this Agreement.
Examples of Confidential Information include processes, designs, techniques, formulae, methods, improvements, discoveries, inventions, ideas, source or object code, data, programs, works of authorship, business plans, strategies, existing or proposed bids, customer lists, costs, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans, negotiation strategies, training information and materials, human resources files and employee wage information, information generated for client engagements and information stored or developed for use in or with computers.

“Development” means any invention, discovery, information, know-how, design, improvement, creation, or work of authorship, embodied in any form, including ideas, processes, formulae, methods, source code, object code, data, programs, manuals, reports, specifications, designs, mask works, drawings, models, and techniques.
“Separation” means the end of my employment with the Company for any reason.
“Trade Secret” means any item of information possessed by or developed for the Company, including the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique, or improvement, or any business information or plans, financial information, or listing of names, addresses, or telephone numbers, that satisfies both of the following:
(i) it derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(ii) it is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.